LightPath Technologies to Highlight Advanced Infrared Optics at the SPIE Defense, Security and Sensing Conference in Orlando, Florida From April 26th - 28th

ORLANDO, FL -- (Marketwire - April 04, 2011) - LightPath Technologies, Inc. (NASDAQ: LPTH) will be presenting the latest developments in molded infrared aspheric optics at the SPIE Defense, Security and Sensing Conference in Orlando, FL from April 26th - 28th in Booth 426. In addition to exhibiting its products at the conference, LightPath Technologies will be presenting a technical paper on Thursday, April 28th showcasing the recently developed advanced manufacturing methods for molded chalcogenide infrared lenses.

LightPath Technologies is working to bring low cost infrared optics to the defense and commercial infrared markets. With its line of infrared lenses, LightPath Technologies is targeting multiple high growth markets and applications such as IR countermeasures, thermography, gas sensing and thermal imaging for commercial night vision systems. These expanding markets have a combined current estimated value of over $2.0 billion.

LightPath's CEO Jim Gaynor commented, "LightPath's patented glass molding processes, developed over the course of the last twenty years, has made us a market leader in high performance, low cost laser optics. Recent advances in chalcogenide material technology allow us to bring the ideal combination of performance, cost and scalability to the large and growing infrared optics market. We continue to make advancements through our internal development efforts and partnerships with leading commercial and research organizations. We are excited communicate the recent technical achievements we have made in molding infrared aspheric lenses. Our continued work in this area strengthens our belief that molding infrared lenses is a strategic technology that will enable the development of a wider market for infrared technologies."

Information about the SPIE Defense, Security and Sensing Conference can be found on the web at www.spie.org.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Internet: www.lightpath.com